EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Summary consolidated financial information” in the Registration Statement (Form S-4) and related Prospectus of Lear Corporation for the registration of $400,000,000 of 5¾% Senior Notes due 2014 and to the incorporation by reference therein of our report dated January 26, 2004, with respect to the consolidated financial statements and schedule of Lear Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Troy, Michigan
November 18, 2004